EXHIBIT 10.1

Technology Ltd
Contract of Employment

Contract of Employment
STATEMENT OF TERMS OF EMPLOYMENT GIVEN PURSUANT TO THE EMPLOYMENT
PROTECTION (CONSOLIDATION) ACT

Name of Employer	:	MTI Technology Ltd
Name of Employee	:	Mr. Keith Clark
Your position within the Company	:	Senior Vice President Europe
Employment commenced on	:	February 19, 1990
Continuous employment with the company commenced on	:	February 19, 1990
1.	SALARY AND BENEFITS
1.1	Your base salary and incentive income are in accordance with the compensation documentation already supplied to you.

1.2	Only the net payment of your salary will be transferred to your bank account after the appropriate deduction of tax (PAYE), National Insurance contributions and any other benefit scheme contributions or other statutory deductions which may from time to time be introduced.

1.3	You will be informed of payment of your salary by way of a pay slip.

1.4	You will be provided with a Company Car for business and private use in line with the current company car policy.

1.6	You are eligible for inclusion in the Company’s private non contributory health scheme. Additional family members can be included providing the additional cost is met by the employee.

1.7	The company operates a non contributory group Permanent Health Plan. Membership of the scheme will be effected once the conditions stipulated by the Assurance Company (“Phoenix Assurance”) have been met including the completion of your probationary period as stipulated in paragraph 9. The policy provides for ninety percent (90%) of your salary, less the state benefit, to be continued to be paid in the event of long term illness or injury. Salary is based on your previous 12 months gross earnings. The monthly benefit in each subsequent year of payment will be automatically increased on the anniversary of the commencement of payment by five per cent (5%) per annum compound for each year of continuous payment of the claim. The first payment will be made one month after a 28 week waiting period.

Contract of Employment

1.8	You are covered with effect from your date of joining the company under the Company’ group life Assurance Scheme. This policy ensures the payment of four (4) times your basic gross salary to nominated beneficiaries. The policy is currently placed with “London and Manchester”.
2.	DUTIES
Your job title (specified at the commencement of this Statement) does not define or limit the work associated with your position and you will perform such duties as may from time to time be appropriate to your position and expressly or impliedly assigned to you.
3.	MOBILITY CLAUSE
You shall perform your duties as prescribed in clause two (2) at and from the company’s principle office in the UK or at such other location of the company’s interest in Europe and shall undertake such travel within Europe and world-wide as the company shall reasonably require. It is understood and agreed that you may be required to perform duties outside the UK (but not reside outside the UK).
4.	HOURS OF WORK
Your normal hours of work are from 9.00 a.m. to 5.30 p.m. Monday to Friday inclusive, However, you are expected to work such hours as may be necessary to enable you to discharge your duties properly.
5.	HOLIDAYS AND HOLIDAY PAY
5.1	In addition to the usual statutory English holidays you are entitled to twenty (20) days paid holiday in each complete calendar year of your employment.

5.2	The holiday year runs from 1 January to 31 December and holiday accrues at the rate of 1.67 days for each month of full time service. No holiday entitlement may be carried over from one year to another unless agreed in writing by your Manager. In the first and final years of your employment, you will be entitled only to such period of holiday as is proportionate to your actual period of employment.

5.3	Your holiday should be taken at such times as may be agreed with your Manager.

5.4	If your employment terminates before you have taken all your full holiday entitlement for the year concerned, you will be entitled to receive salary in lieu of such holiday entitlement as may have accrued in accordance with paragraph 5.2. Alternatively a deduction will be made from your final salary payment on termination of employment where you have taken holiday which has not accrued due under paragraph 5.2.

5.5	Save as provided above, you will not normally be entitled to any salary in lieu of holiday entitlement not taken up during the holiday year.

Contract of Employment

6.	SICKNESS OR INJURY
6.1	If you are absent from work on account of sickness or injury, you, or someone on your behalf, must notify the Company (either by telephone or in writing) on the first day of absence. If you are absent for between four (4) to seven (7) days you must complete and send to the Company a self-certification form. On the eighth continuous day of absence you must provide the Company with a certificate of a registered medical practitioner and provide further certificates at weekly intervals until you are fit to return to work. You must complete the Company’s internal Sickness Absence Form on the first day of your return to work.

6.2	Provided the notices and medical certificates are received by the Company in accordance with the preceding clause, the Company will pay you any statutory sick pay benefit to which you may be entitled in respect of your ill health or incapacity at the appropriate rate, net of income tax and national insurance contributions through the Company’s monthly payroll system. If you are not, or cease or be, eligible to receive statutory sick pay and are absent for four (4) days or longer, you should claim the appropriate benefit from the Department of Health and Social Security.

6.3	The Company may, at its sole discretion, make salary payments to your during periods of absence on account of incapacity in addition to any statutory sick pay benefits to which you may be entitled.

6.4	No more than eight (8) days of absence in respect of which you have provided the Company with a self certification form or medical certificate, nor more than twenty (20) days of absence (whether certified or not) may be taken in any period of twelve (12) months. Any days taken in excess of these periods may, at the discretion of the Company, be deducted from your holiday entitlement.
7.	PENSION SCHEME
7.1	The Company does not operate a Company pension scheme and you will be expected to make your own arrangements to suit your circumstances. No contracting out certificate under the Social Security Pensions Act 1975 is in force in respect of your employment.
8.	RETIREMENT
The Company’s normal retirement age is 65 years for male and female employees.

Contract of Employment

9.	NOTICE
10.1	You are entitled to receive six months notice of termination of your employment from the end of the calendar quarter in which the notice is given.

10.2	if you wish to terminate your employment you will be required to give the Company the same period of notice as under paragraph 10.1.

10.3	Upon termination of your employment, you shall deliver up to the Company or its authorised agent all documents and records of any kind whatsoever which may be in your possession or control and relate in any way to the business or affairs of the Company and no copies shall be retained by you.

10.4	Upon termination of your employment, any right you may have to make use of any credit cards, banks cards, cheque cards or any other similar cards or documents with which you have been supplied or which you have been authorised to use in connection with your employment will automatically terminate and be revoked and you will forthwith return to the Company or its authorised agent any such cards or documents then in your possession or under your control. You will reimburse the Company on demand for the amount of any loss suffered by the Company as a result of any failure by you to observe the preceding provisions of this paragraph.

10.5	Without prejudice to any other duty owed to the Company under which you have to keep secret information given to you or received by you or obtained by you in confidence, you agree that you will not use, divulge or communicate to any person, firm or organisation (other than in the course of properly performing your duties or as required by law) any of the trade secrets or other confidential information of the Company relating to the business, finance or affairs of the Company (including in particular names of customers, reports, papers, information and data prepared for the Company or acquired by the Company) which you may have received or obtained while in the service of the Company. This restriction shall continue to apply after the termination of your employment (howsoever occasioned) without limit in point of time but shall cease to apply to information which may come into the public domain otherwise than through your unauthorised disclosure. You shall also use your best endeavours to prevent the unauthorised use, publication or disclosure of any such trade secrets or other confidential information.
11.	DISCIPLINARY PROCEDURE
11.1	The Company may dismiss you without notice if you have been guilty of gross misconduct.

11.2	If circumstances indicate that you have been guilty of gross misconduct, the Company may also suspend you without pay while enquiries into the apparent misconduct take place. However, if enquires indicate that no gross misconduct has occurred, the Company will pay you for the period mentioned.

11.3	in the cases where no gross misconduct has occurred, but your capability for your position is considered by the Company to be unsatisfactory, you will be given an opportunity to rectify the position but if you fail to do so you may be dismissed. The Company observes the following disciplinary procedure:

Contract of Employment

(a)	Verbal Warning
You will receive a verbal warning from your manager stating the reason for the warning, the improvement in conduct required and the period during which this is to be made.
(b)	First Written Warning
If insufficient improvement in conduct or capability occurs, you will receive a first written warning, stating the reason for the warning, the improvement required and the period in which it is to be made.
(c)	Final Written Warning
If insufficient improvement occurs, you will receive a final written warning, the improvement required, the period in which it is to be made and the consequences if no such improvement occurs. If (notwithstanding verbal and written warnings) your conduct or capability remains unsatisfactory, you will receive written notice of termination, specifying the period of notice entitlement and the reason for dismissal.
11.4	At any stage in the above procedure, you will be entitled to state your case to a disciplinary committee. You may be accompanied by a representative of your choice. Details of each warning (whether verbal or written) will be recorded by the Company.
I acknowledge receipt of a copy of the above statement of terms of employment which I have fully understood and accept.

EMPLOYER NAME	:	Thomas P. Raimondi

TITLE	:	President & CEO

DATE	:	7/5/00

EMPLOYEE NAME	:	Keith Clark

DATE	:	June 5 2000